Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-29987) pertaining to the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Century Bancorp, Inc., of our report dated June 28, 2010, with respect to the financial statements and schedules of the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Century Bancorp, Inc., included in this Annual Report for the year ended December 31, 2009.

/s/ Parent, McLaughlin & Nangle
Certified Public Accountants, Inc.

June 28, 2010
Boston, MA